Exhibit 99

Best Buy Reports Better-Than-Expected First Quarter Earnings

Enterprise Comparable Sales Increased 1.1%

GAAP Diluted EPS Increased 36% to $0.98

Non-GAAP Diluted EPS Increased 24% to $1.02

MINNEAPOLIS, May 23, 2019 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week first quarter ended May 4, 2019 (“Q1 FY20”), as compared to the 13-week first quarter ended May 5, 2018 (“Q1 FY19”).

	Q1 FY20	Q1 FY19
Revenue ($ in millions)
Enterprise	$9,142	$9,109
Domestic segment	$8,481	$8,412
International segment	$661	$697
Enterprise comparable sales % change[1]	1.1%	7.1%
Domestic comparable sales % change[1]	1.3%	7.1%
Domestic comparable online sales % change[1]	14.5%	12.0%
International comparable sales % change[1]	(1.2)%	6.4%
Operating Income
GAAP operating income as a % of revenue	3.7%	2.9%
Non-GAAP operating income as a % of revenue	3.8%	3.3%
Diluted Earnings per Share ("EPS")
GAAP diluted EPS	$0.98	$0.72
Non-GAAP diluted EPS	$1.02	$0.82

For GAAP to non-GAAP reconciliations of the measures referred to in the above table, please refer to the attached supporting schedule Reconciliation of Non-GAAP Financial Measures.

“Q1 was a strong quarter and a good start to the year,” said Hubert Joly, Best Buy chairman and CEO. “We reported comparable sales growth at the high end of our guidance and delivered better-than-expected profitability. In addition to these strong financial results, we continued to make significant progress implementing our Best Buy 2020 strategy to enrich lives through technology and further develop our competitive differentiation.”

Joly continued, “As you know, we made an exciting announcement last month. On June 11, 2019, Corie Barry will become the fifth CEO in Best Buy’s 53-year history. At that time, I will transition to the newly created role of executive chairman of the board. I am very proud of the seamless transition we have decided to implement, as it reflects positively on our momentum as well as our focus on executive development and succession planning.”

Best Buy’s CFO and Strategic Transformation Officer Corie Barry commented, “I am deeply grateful to Hubert and the rest of the board of directors for their confidence in me and their clear belief that this leadership evolution is in the best interests of Best Buy and all its stakeholders. As I think about my new role, I could not be more fortunate to have Mike Mohan at my side as our new president and COO. Our strategy is the right one and is resonating with customers. I am so excited to work with the entire leadership team in this next chapter as we continue to implement the strategy that we helped build together.”

Barry continued, “We are pleased with our Q1 performance. As we look to the full year, we are reiterating the guidance we provided at the beginning of the year. This outlook balances our better-than-expected Q1 earnings, the fact that it is early in the year and our best estimate of the impact associated with the recent increase in tariffs on goods imported from China. Specifically, I am referring to the increase in tariffs from 10% to 25% on the products on the $200 billion List 3 that originally went into effect last September.”

FY20 Financial Guidance

Best Buy is providing the following Q2 FY20 financial outlook:

•	Enterprise revenue of $9.5 billion to $9.6 billion
•	Enterprise comparable sales growth of 1.5% to 2.5%
•	Non-GAAP effective income tax rate of approximately 24.5%[2]
•	Diluted weighted average share count of approximately 269 million
•	Non-GAAP diluted EPS of $0.95 to $1.00[2]

Best Buy is reiterating the following full-year FY20 financial outlook provided on February 27, 2019:

•	Enterprise revenue of $42.9 billion to $43.9 billion
•	Enterprise comparable sales growth of 0.5% to 2.5%
•	Enterprise non-GAAP operating income rate of approximately 4.6%[2], which is flat to FY19
•	Non-GAAP effective income tax rate of approximately 24.5%[2]
•	Non-GAAP diluted EPS of $5.45 to $5.65[2]

Domestic Segment Q1 FY20 Results

Domestic Revenue

Domestic revenue of $8.48 billion increased 0.8% versus last year. The increase was driven by comparable sales growth of 1.3% and revenue from GreatCall, Inc. (“GreatCall”), which was acquired in Q3 FY19, partially offset by the loss of revenue from 105 Best Buy Mobile and 12 large-format store closures in the past year.

From a merchandising perspective, the largest comparable sales growth drivers were appliances, wearables and tablets. These drivers were partially offset by declines in the entertainment category.

Domestic online revenue of $1.31 billion increased 14.5% on a comparable basis primarily due to higher average order values and increased traffic. As a percentage of total Domestic revenue, online revenue increased approximately 180 basis points to 15.4% versus 13.6% last year.

Domestic Gross Profit Rate

Domestic gross profit rate was 23.7% versus 23.3% last year. The gross profit rate increase of approximately 40 basis points was primarily driven by the impact of GreatCall’s higher gross profit rate and improved product margin rates, which include the benefit of gross profit optimization initiatives. These favorable items were partially offset by higher supply chain costs.

Domestic Selling, General and Administrative Expenses (“SG&A”)

Domestic GAAP SG&A was $1.68 billion, or 19.8% of revenue, versus $1.67 billion, or 19.8% of revenue, last year. On a non-GAAP basis, SG&A was $1.66 billion, or 19.6% of revenue, versus $1.66 billion, or 19.7% of revenue, last year. Both GAAP and non-GAAP SG&A increased primarily due to GreatCall operating expenses, which were partially offset by lower incentive compensation expense. Additionally, GAAP SG&A in Q1 FY20 included an additional $17 million of intangible asset amortization related to GreatCall.

International Segment Q1 FY20 Results

International Revenue

International revenue of $661 million decreased 5.2% versus last year. This decline was primarily driven by the impact of approximately 390 basis points of negative foreign currency exchange rates and a comparable sales decline of 1.2%, which was driven by Canada.

International Gross Profit Rate

International gross profit rate was 24.2% versus 23.4% last year. The gross profit rate increase of approximately 80 basis points was primarily due to Canada, which delivered improved gross profit rates in several product categories and increased revenue in the higher margin rate services category.

International SG&A

International GAAP SG&A was $158 million, or 23.9% of revenue, versus $165 million, or 23.7% of revenue, last year. On a non-GAAP basis, SG&A was $158 million, or 23.9% of revenue, versus $164 million, or 23.5% of revenue, last year. Both GAAP and non-GAAP SG&A decreased due to the favorable impact of foreign exchange rates.

Dividends and Share Repurchases

In Q1 FY20, the company returned a total of $232 million to shareholders through share repurchases of $98 million and dividends of $134 million. On February 27, 2019, the company announced the intent to spend between $750 million and $1 billion on share repurchases in FY20.

Adoption of New Lease Accounting Standard

Effective at the beginning of Q1 FY20, the company adopted Accounting Standards Update 2016-02, Leases, using the “Comparatives Under 840 Option” approach to transition. Under this method, financial information related to periods prior to adoption will be as originally reported under the previous standard - Accounting Standards Codification ("ASC") 840, Leases. The effects of adopting the new standard (ASC 842, Leases) were recognized as a cumulative net of tax adjustment that decreased opening retained earnings by $19 million. The most significant impact of adoption was the recognition of operating lease assets and operating lease liabilities of $2.7 billion and $2.8 billion, respectively. The company expects the impact of adoption to be immaterial to its consolidated statements of earnings and consolidated statements of cash flows on an ongoing basis.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on May 23, 2019. A webcast of the call is expected to be available at www.investors.bestbuy.com,  both live and after the call.

Notes:

(1) In Q1 FY20, the company refined its methodology for calculating comparable sales. It now reflects certain revenue streams previously excluded from the comparable sales calculation, such as credit card revenue, gift card breakage, commercial sales and sales of merchandise to wholesalers and dealers, as applicable. The impact of adopting these changes is immaterial to all periods presented, and therefore prior-period comparable sales disclosures have not been restated.

On March 1, 2018, the company announced its intent to close all of the remaining 257 Best Buy Mobile stand-alone stores in the U.S. As a result, all revenue related to these stores has been excluded from the comparable sales calculation beginning in March 2018.

(2) A reconciliation of the projected non-GAAP operating income, non-GAAP effective income tax rate and non-GAAP diluted EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; litigation settlements; goodwill impairments; gains and losses on investments; certain acquisition-related costs; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking and Cautionary Statements:

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, operational investments, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “assume,” “estimate,” “expect,” “intend,” “foresee,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers), our expansion strategies, our focus on services as a strategic priority, our reliance on key vendors and mobile network carriers, our ability to attract and retain qualified employees, changes in market compensation rates, risks arising from statutory, regulatory and legal developments, macroeconomic pressures in the markets in which we operate, failure to effectively manage our costs, our reliance on our information technology systems, our ability to prevent or effectively respond to a privacy or security breach, our ability to effectively manage strategic ventures, alliances or acquisitions, our dependence on cash flows and net earnings generated during the fourth fiscal quarter, susceptibility of our products to technological advancements, product life cycle preferences and changes in consumer preferences, economic or regulatory developments that might affect our ability to provide attractive promotional financing, interruptions and other supply chain issues, catastrophic events, our ability to maintain positive brand perception and recognition, product safety and quality concerns, changes to labor or employment laws or regulations, our ability to effectively manage our real estate portfolio, constraints in the capital markets or our vendor credit terms, changes in our credit ratings, any material disruption in our relationship with or the services of third-party vendors, risks related to our exclusive brand products and risks associated with vendors that source products outside of the U.S., including trade restrictions or changes in the costs of imports (including existing or new tariffs or duties and changes in the amount of any such tariffs or duties) and risks arising from our international activities.

A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on March 28, 2019. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Jeff Shelman
(612) 291-7735 or mollie.obrien@bestbuy.com	(612) 291-6114 or jeffrey.shelman@bestbuy.com

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ and shares in millions, except per share amounts)

(Unaudited and subject to reclassification)

	Three Months Ended
	May 4, 2019	May 5, 2018
Revenue	$9,142	$9,109
Cost of goods sold	6,973	6,984
Gross profit	2,169	2,125
Gross profit %	23.7%	23.3%
Selling, general and administrative expenses	1,835	1,830
SG&A %	20.1%	20.1%
Restructuring charges	-	30
Operating income	334	265
Operating income %	3.7%	2.9%
Other income (expense):
Investment income and other	14	11
Interest expense	(18)	(19)
Earnings before income tax expense	330	257
Income tax expense	65	49
Effective tax rate	19.8%	19.2%
Net earnings	$265	$208

Basic earnings per share	$0.99	$0.74
Diluted earnings per share	$0.98	$0.72

Weighted-average common shares outstanding
Basic	267.6	282.6
Diluted	271.5	288.3

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	May 4, 2019	May 5, 2018
Assets
Current assets
Cash and cash equivalents	$1,561	$1,848
Short-term investments	-	785
Receivables, net	833	860
Merchandise inventories	5,195	4,964
Other current assets	425	473
Total current assets	8,014	8,930
Property and equipment, net	2,334	2,385
Operating lease assets	2,708	-
Goodwill	915	425
Other assets	579	342
Total assets	$14,550	$12,082

Liabilities and equity
Current liabilities
Accounts payable	$4,718	$4,619
Unredeemed gift card liabilities	265	285
Deferred revenue	409	371
Accrued compensation and related expenses	275	296
Accrued liabilities	851	934
Current portion of operating lease liabilities	639	-
Current portion of long-term debt	14	550
Total current liabilities	7,171	7,055
Long-term operating lease liabilities	2,173	-
Long-term liabilities	659	815
Long-term debt	1,193	792
Equity	3,354	3,420
Total liabilities and equity	$14,550	$12,082

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended
	May 4, 2019	May 5, 2018
Operating activities
Net earnings	$265	$208
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation and amortization	200	176
Restructuring charges	-	30
Stock-based compensation	36	32
Deferred income taxes	13	9
Other, net	1	(2)
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Receivables	182	189
Merchandise inventories	207	243
Other assets	(14)	(13)
Accounts payable	(519)	(214)
Other liabilities	(379)	(506)
Income taxes	10	52
Total cash provided by operating activities	2	204

Investing activities
Additions to property and equipment	(193)	(181)
Sales of investments	-	1,245
Other, net	1	9
Total cash provided by (used in) investing activities	(192)	1,073

Financing activities
Repurchase of common stock	(98)	(400)
Issuance of common stock	11	24
Dividends paid	(134)	(128)
Repayments of debt	(4)	(11)
Other, net	(1)	(1)
Total cash used in financing activities	(226)	(516)

Effect of exchange rate changes on cash	(1)	(12)
Increase (decrease) in cash, cash equivalents and restricted cash	(417)	749
Cash, cash equivalents and restricted cash at beginning of period	2,184	1,300
Cash, cash equivalents and restricted cash at end of period	$1,767	$2,049

BEST BUY CO., INC.

SEGMENT INFORMATION

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended
Domestic Segment Results	May 4, 2019	May 5, 2018
Revenue	$8,481	$8,412
Comparable sales % change	1.3%	7.1%
Comparable online sales % change	14.5%	12.0%
Gross profit	$2,009	$1,962
Gross profit as a % of revenue	23.7%	23.3%
SG&A	$1,677	$1,665
SG&A as a % of revenue	19.8%	19.8%
Operating income	$332	$267
Operating income as a % of revenue	3.9%	3.2%

Domestic Segment Non-GAAP Results[1]
Gross profit	$2,009	$1,962
Gross profit as a % of revenue	23.7%	23.3%
SG&A	$1,660	$1,659
SG&A as a % of revenue	19.6%	19.7%
Operating income	$349	$303
Operating income as a % of revenue	4.1%	3.6%

	Three Months Ended
International Segment Results	May 4, 2019	May 5, 2018
Revenue	$661	$697
Comparable sales % change	(1.2)%	6.4%
Gross profit	$160	$163
Gross profit as a % of revenue	24.2%	23.4%
SG&A	$158	$165
SG&A as a % of revenue	23.9%	23.7%
Operating income (loss)	$2	$(2)
Operating income (loss) as a % of revenue	0.3%	(0.3)%

International Segment Non-GAAP Results[1]
Gross profit	$160	$163
Gross profit as a % of revenue	24.2%	23.4%
SG&A	$158	$164
SG&A as a % of revenue	23.9%	23.5%
Operating income (loss)	$2	$(1)
Operating income (loss) as a % of revenue	0.3%	(0.1)%

(1)For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

BEST BUY CO., INC.

REVENUE CATEGORY SUMMARY

(Unaudited and subject to reclassification)

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	May 4, 2019	May 5, 2018	May 4, 2019	May 5, 2018
Computing and Mobile Phones	46%	46%	1.0%	10.2%
Consumer Electronics	31%	32%	0.9%	2.9%
Entertainment	6%	7%	(12.7)%	(0.8)%
Appliances	11%	10%	10.5%	13.0%
Services	6%	5%	6.8%	7.3%
Other	-%	-%	N/A	N/A
Total	100%	100%	1.3%	7.1%

	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment	May 4, 2019	May 5, 2018	May 4, 2019	May 5, 2018
Computing and Mobile Phones	46%	47%	(4.0)%	4.4%
Consumer Electronics	31%	30%	2.5%	9.4%
Entertainment	5%	6%	(14.0)%	(8.3)%
Appliances	9%	9%	(2.0)%	37.7%
Services	7%	6%	13.4%	(6.1)%
Other	2%	2%	15.3%	(1.9)%
Total	100%	100%	(1.2)%	6.4%

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP measures. Generally, presented non-GAAP measures include adjustments for items such as restructuring charges, goodwill impairments, gains and losses on investments, certain acquisition-related costs and the tax effect of all such items. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP measures as presented herein may not be comparable to similarly titled measures used by other companies.

	Three Months Ended			Three Months Ended
	May 4, 2019			May 5, 2018
	Domestic	International	Consolidated	Domestic	International	Consolidated
SG&A	$1,677	$158	$1,835	$1,665	$165	$1,830
% of revenue	19.8%	23.9%	20.1%	19.8%	23.7%	20.1%
Intangible asset amortization[1]	(17)	-	(17)	-	-	-
Tax reform-related item - employee bonus[2]	-	-	-	(6)	(1)	(7)
Non-GAAP SG&A	$1,660	$158	$1,818	$1,659	$164	$1,823
% of revenue	19.6%	23.9%	19.9%	19.7%	23.5%	20.0%

Operating income (loss)	$332	$2	$334	$267	$(2)	$265
% of revenue	3.9%	0.3%	3.7%	3.2%	(0.3)%	2.9%
Intangible asset amortization[1]	17	-	17	-	-	-
Restructuring charges[3]	-	-	-	30	-	30
Tax reform-related item - employee bonus[2]	-	-	-	6	1	7
Non-GAAP operating income (loss)	$349	$2	$351	$303	$(1)	$302
% of revenue	4.1%	0.3%	3.8%	3.6%	(0.1)%	3.3%

Effective tax rate			19.8%			19.2%
Intangible asset amortization[1]			0.3%			-%
Restructuring charges[3]			-%			0.7%
Tax reform-related item - employee bonus[2]			-%			0.1%
Non-GAAP effective tax rate			20.1%			20.0%

	Three Months Ended			Three Months Ended
	May 4, 2019			May 5, 2018
	Pretax Earnings	Net of Tax[4]	Per Share	Pretax Earnings	Net of Tax[4]	Per Share
GAAP diluted EPS			$0.98			$0.72
Intangible asset amortization[1]	$17	$13	0.04	$-	$-	-
Restructuring charges[3]	-	-	-	30	22	0.08
Tax reform-related item - employee bonus[2]	-	-	-	7	5	0.02
Non-GAAP diluted EPS			$1.02			$0.82

(1)Represents the non-cash amortization of definite-lived intangible assets associated with the acquisition of GreatCall, Inc., including customer relationships, tradenames and technology.

(2)Represents final adjustments for amounts paid and associated taxes related to a one-time bonus for certain employees announced in response to future tax savings created by the Tax Cuts and Jobs Act enacted into law in Q4 FY18.

(3)Represents charges associated with the closure of Best Buy Mobile stand-alone stores in the U.S.

(4)The non-GAAP adjustments relate primarily to adjustments in the U.S. As such, the income tax charge is calculated using the statutory tax rate for the U.S. (24.5% for the periods ended May 4, 2019, and May 5, 2018).

Return on Assets and Non-GAAP Return on Invested Capital

The following table includes a reconciliation to the calculation of return on assets ("ROA") (GAAP financial measure), along with the calculation of non-GAAP return on invested capital (“ROIC”) for total operations, which includes both continuing and discontinued operations (non-GAAP financial measure) for the periods presented.

The company defines non-GAAP ROIC as non-GAAP net operating profit after tax divided by average invested capital using the trailing four-quarter average. The company believes non-GAAP ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the use of capital and believes non-GAAP ROIC is an important component of shareholders' return over the long term. Effective at the beginning of Q1 FY20, the company adopted new lease accounting guidance that resulted in the recognition of operating lease assets and operating lease liabilities on the balance sheet. Certain changes have been made as described within the footnotes to the calculation as a result of this adoption. This method of determining non-GAAP ROIC may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Calculation of Return on Assets ("ROA")	May 4, 2019[1]	May 5, 2018[1]
Net earnings	$1,521	$1,020
Total assets	13,611	13,340
ROA	11.2%	7.6%

Calculation of Non-GAAP Return on Invested Capital ("ROIC")	May 4, 2019[1]	May 5, 2018[1]
Net Operating Profit After Taxes (NOPAT)
Operating income - continuing operations	$1,969	$1,808
Operating income - discontinued operations	-	1
Total operating income	1,969	1,809
Add: Operating lease interest[2]	113	117
Add: Non-GAAP operating income adjustments[3]	68	148
Add: Investment income	52	55
Less: Income taxes[4]	(542)	(740)
Non-GAAP NOPAT	$1,660	$1,389

Average Invested Capital
Total assets	$13,611	$13,340
Less: Excess cash[5]	(1,365)	(2,722)
Add: Capitalized operating lease assets[6]	2,272	3,126
Total liabilities	(10,397)	(9,457)
Exclude: Debt[7]	1,895	1,345
Average invested capital	$6,016	$5,632

Non-GAAP ROIC	27.6%	24.7%

(1)Income statement accounts represent the activity for the trailing 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the four quarters ended as of each of the balance sheet dates.

(2)Operating lease interest represents the add-back to operating income to approximate the total interest expense that the company would incur if its operating leases were owned and financed by debt. Historically, the company used an add-back multiple of 30% of annual rent expense; however, as a result of the adoption of new lease accounting guidance, the multiple was recalculated and prior periods have been updated to reflect this change. For periods prior to FY20, the add-back is approximated by multiplying the trailing 12-month total rent expense by 15%. For periods beginning on or after FY20, the add-back is now approximated by multiplying average operating lease assets by 4%, which approximates the interest rate on the company’s operating lease liabilities.

(3)Includes adjustments for tax reform-related items, restructuring charges and acquisition-related costs. Additional details regarding these adjustments are included in the Reconciliation of Non-GAAP Financial Measures schedule within the company’s quarterly earnings releases.

(4)Income taxes are calculated using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which primarily consists of the U.S. (with a statutory rate ranging from 24.5% to 38.0% for the periods presented) and Canada (with a statutory rate ranging from 26.6% to 26.9% for the periods presented).

(5)Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from the company’s calculation of average invested capital to show their exclusion from total assets.

(6)Capitalized operating lease assets represent the estimated net assets that the company would record if the company's operating leases were owned. Historically, the company used a multiple of five times annual rent expense; however, as a result of the adoption of new lease accounting guidance, the multiple was recalculated and prior periods have been updated to reflect this change. For periods prior to FY20, the asset is approximated by multiplying the trailing 12-month total rent expense by the multiple of four. For periods beginning on or after FY20, capitalized operating lease assets are now included within total assets on the balance sheet.

(7)Debt includes short-term debt, current portion of operating lease liabilities, current portion of long-term debt, long-term operating lease liabilities and long-term debt and is added back to the company’s calculation of average invested capital to show its exclusion from total liabilities.